Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-20985, 33-27820, 33-43772, 33-55812, and 33-
66078 of McCaw Cellular Communications, Inc. on Form S-8, and in Amendment No. 2 to Registration Statement No. 33-50317 of McCaw Cellular Communications, Inc. on Form S-4 of our report dated February 18, 1994 (relating to the consolidated financial statements of AWACS, Inc. and subsidiaries as of December 31, 1993 and 1992 and for the years then ended, not presented separately herein) appearing as an Exhibit to this Annual Report on Form 10-K of McCaw Cellular Communications, Inc. for the year ended December 31, 1993.



DELOITTE & TOUCHE

Philadelphia, Pennsylvania
March 29, 1994